AMENDED AND RESTATED

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Amended and Restated Patent and Technology License Agreement (the “Agreement”) is made effective as of December 31, 2019 (the “Effective Date”) by and between Cell Science Holding Ltd., a corporation organized under the laws of the Republic of Cyprus (“Licensor”), and Bakhu Holdings, Corp., a Nevada corporation (“Licensee”) (collectively, the “Parties,” or individually, a “Party”).

Preamble

A.                 Whereas, Licensor was erroneously referenced as Cell Science Ltd., in that certain Patent and Technology License Agreement dated as of December 20, 2018 (the “Original License”) by and between Licensor and Licensee.

B.                  Whereas, the Licensor and Licensee desire that the terms and provisions of the Original License, be amended and restated pursuant to the terms of this Agreement to correct certain provisions in, and clarification of the rights granted to Licensee, and that the Original License, be amended and restated in its entirety by the terms of this Agreement.

C.                  Whereas, Licensor owns and controls the Patents and Patents Pending which encompass the products, methods and processes described and claimed in the Patents and Patents Pending (as defined below), and has determined that development and commercialization of the products, methods and processes described and claimed in the Patents and Patents Pending is in the best interests of Licensor based on the terms and conditions set forth herein.

D.                 Whereas, Licensor desires to have the products, methods and processes described and claimed in the Patents and Patents Pending developed and commercialized for the benefit of Licensor, the Inventor, the Licensee and the public.

E.                  Whereas, Licensee desires to secure a license to utilize the products, methods and processes described and claimed in the Patents and Patents Pending as set forth herein in exchange of the consideration as set forth below.

AGREEMENT

NOW, THEREFORE, with reference to the foregoing Recitals and in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

1.	Definitions. When capitalized, the following terms will have the following meanings:

1.1               “Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

1.2               “Field” means the (a) production and manufacturing of cannabis sativa and cannabinoids (collectively, “Cannabis”) and their byproducts for Sale and use at retail or wholesale where permitted, including, without limitation, food additives, edibles, and hemp variations of the foregoing; (b) Cannabis-related research, teaching and education for both medical and other purposes; and (c) all medical uses and applications of Cannabis.

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1.3               “Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

1.4               “Improvements” means any and all of the following to the extent made, licensed or acquired by Licensor during the term of this Agreement: (a) an improvement upon or modification to the inventions and discoveries disclosed or claimed in any of the Patents Rights, including any improved, redesigned or modified version of the Licensed Product or Licensed Service; (b) an improvement upon or modification to any of the Technology Rights, including without limitation changes to any of or additions to the production processes; or (c) the use, without substantial modification, of Licensed Product or Licensed Service to perform a function not initially intended for it.

1.5               “Inventor” means Dr. Peter Whitton.

1.6               “Licensed Process” means a method or process whose practice or use is covered by a Valid Claim and/or incorporates or uses a claim in any of the Patent Rights or a method in any of the Technology Rights.

1.7               “Licensed Product” means any product or component (a) the manufacture, use, sale, offer for sale or import of which is covered by a Valid Claim, and/or incorporates or uses a claim in any of the Patent Rights or a method in any of the Technology Rights, or (b) which is made using a Licensed Process.

1.8               “Licensed Science” means and includes anything and everything encompassed by the Licensed Process, the Licensed Product, and the Licensed Service collectively.

1.9               “Licensed Service” means performance of a service using a Licensed Product, or the practice of a Licensed Process. For clarity, non-profit research and development of Licensed Products by Licensee, its Affiliates, or Sublicensees do not constitute a Licensed Service.

1.10           “Patent Rights” means the Licensor’s rights in and to:

(a)        the following patents and patents pending:

Application No.	Title	Filing Date	Jurisdiction
1717554.8	A Method of Production of Phytocannabinoids for use in Medical Treatments	10/25/2017	United Kingdom

16/290,708	A Method of Production of Phytocannabinoids for use in Medical Treatments	3/1/2019	United States

2018/077149	A Method of Production of Phytocannabinoids for use in Medical Treatments	10/5/2018	Patent Cooperation Treaty

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(b)       all non-provisional patent applications that claim priority to any of the provisional applications listed above, provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications;

(c)       all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in 1.10(a) and (b) above, provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in 1.10(a) or (b) above;

(d)       all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in 1.10(a), (b) or (c) above; and

(e)       any patents that issue with respect to any of the patent applications listed in 1.10 (a), (b), (c) or (d) above.

1.11           “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

1.12           “Proceeding” means pending, stayed, or completed action, inquiry, proceeding, suit, hearing arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

1.13           “Prosecution Counsel” means the law firms or attorneys who have been hired for the prosecution and maintenance of the Patent Rights.

1.14           “Regulatory Approval” means the approval by the Regulatory Authority needed for a particular national jurisdiction to market, Sell and/or use the Licensed Science in a particular national jurisdiction.

1.15           “Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale and/or use of the Licensed Science in a particular national jurisdiction.

1.16           “Sell, Sale or Sold” means any transfer or other disposition of the Licensed Science for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of the Licensed Science will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

1.17           “Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any of the license rights granted to the Licensee under this Agreement.

1.18           “Sublicensee” means any person to whom an express sublicense has been granted under the Patent Rights and/or Technology Rights to utilize and/or commercialize the Licensed Science. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Service within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be

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deemed a Sublicensee. This definition does not limit Licensee’s rights to grant or authorize sublicenses under this Agreement.

1.19           “Technology Rights” means Licensor’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created by Inventor within the Field which are not covered by a Valid Claim but which are necessary for practicing inventions claimed in patents and/or patent pending listed in the definition of Patent Rights. Without limitation, the Parties expressly agree that the definition of Technology Rights is to include all trade secrets developed by the investors and other parties under their direction.

1.20           “Territory” means any and all countries in the continent of North American, defined as the United States of America, Canada, Mexico, all countries in the Caribbean Sea and all countries north of the Panama/Columbia boarder (including the entire nation of Panama).

1.21           “Valid Claim” means (a) a claim of an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (b) a claim contemplated to be filed, or contained in a pending patent application, within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

2.                   License Grant.

2.1	Grant.

(a)                Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, and Licensee accepts, a fully-paid, exclusive, right and license, with the right to sublicense, in the Field the Licensed Science, to export, import, make, have made and use, and sell the Licensed Science in and throughout the Territory, to the full end of the term or terms for which such Patents have been or may be granted, and any reissue or reissues of such Patents. Notwithstanding the foregoing, the license granted under this Agreement for Licensed Science that is not subject to an expiration term of a Patent Right shall continue on in perpetuity.

(b)                This license is subject to the payment by Licensee of all consideration required under this Agreement and the rights retained by Licensor to:

(i)                 Publish the scientific findings from research related to the Patent Rights;

(ii)               Use the Licensed Science for patient care, teaching, research, education, and other educationally related purposes; and,

(iii)             Use the Licensed Science in geographical locations and fields other than the Territory and the Field.

2.2               Affiliates. Licensee may extend the rights and license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by this Agreement to the same extent as Licensee. For the sake of clarity, any specific reference to “Licensee” in any provision of this

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Agreement shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision. Licensee shall deliver such Affiliate's written agreement to Licensor within thirty (30) days following execution.

2.3               Sublicensing. Licensee has the right to sublicense the Licensed Science, and enter into Sublicense Agreements consistent with the terms of this Agreement on terms and conditions determined by Licensee in its sole and absolute discretion, subject to the following:

(a)                A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of this Agreement and shall agree that Licensor is a third party beneficiary of any Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 8.5(b). Licensee may grant a Sublicensee the right to grant further sublicenses and enter into additional Sublicense Agreements consistent with this Agreement, in which case each such sub-Sublicense Agreement shall be treated as a “Sublicense Agreement” and each sub-Sublicensee shall be treated as a “Sublicensee” for purposes of this Agreement.

(b)                Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in this Agreement. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor and/or Licensee or any other terms and conditions of the Sublicense Agreement that would constitute a breach of this Agreement if such acts were performed by Licensee.

2.4               Diligent Commercialization. Licensee, itself or through Affiliates and/or Sublicensees, will use reasonably diligent efforts to manufacture, have manufactured, use, offer for Sale, Sell and/or import the Licensed Science (as applicable) in the Field within the Territory. The efforts of an Affiliate or Sublicensee will be considered the efforts of Licensee for purposes of this Section 2.4.

2.5               Improvements. Any Improvements developed during the term of this Agreement by or on behalf of a Party shall be owned by the Party or Parties whose employees, contractors or designees would be deemed to be the inventor under U.S. patent laws. Any Improvements relating to the Licensed Science made after the Effective Date relating to the Field by or on behalf of the Licensor shall be deemed to be included in the Patent Rights and in the Licensed Science for all purposes under this Agreement. Without in any way limiting the foregoing, the Licensee shall have the same license rights, as granted by Licensor in Section 2 of this Agreement, to any such Improvements made by the Licensor, subject to the other terms and conditions of this Agreement. The Parties expressly agree that the foregoing shall apply to any trade secrets developed during the term of this Agreement, any Improvements resulting from any work performed by any inventor or their contractors in the U.S. on behalf of Licensee. Licensee agrees to not make or attempt to make any Improvements until after completion of the testing specified in Section 4.2 and Exhibit 1 related thereto. For Improvements developed by Licensee, Licensor can request rights to any Licensee-created and Licensee-owned Improvements, but any use will require a separate, mutually agreed license agreement between the parties.

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3.                   Representations and Warranties.

3.1               Licensor Representations. The Licensor represents, warrants, acknowledges, covenants and agrees that:

(a)                Licensor is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Cyprus.

(b)                Licensor has full corporate power and authority to execute and deliver, and enter into, this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of Licensor enforceable against Licensor in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors’ rights. Licensor has obtained approval by its board of directors and shareholders, as applicable, for the execution of this Agreement and the consummation of the transactions contemplated hereby. No other consent, authorization, order or approval is required in connection with the execution and delivery by Licensor of this Agreement.

(c)                The Licensor is the sole and exclusive owner of the entire legal and beneficial right, title, and interest in and to the Patents Rights and the Licensed Science derived therefrom, free and clear of any liens of encumbrances, and is authorized and has right to grant the rights, license and privileges granted to Licensee pursuant to this Agreement;

(d)                The Licensor has not granted and will not grant to any other Person, any right, license, shop-right, or privilege (whether or not currently exercisable) or interest in the Licensed Science, in the Territory.

(e)                The execution, delivery, and performance by the Licensor of this Agreement will not violate, conflict with, result in any breach of, or constitute a default under (i) the Licensor’s organizational and governing documents, or (ii) any law or (iii) result in the imposition of any lien against or claim in or to the Patent Rights and Licensed Science.

(f)                 There is no Proceeding, at law or in equity, pending against the Licensor, or, to the Licensor’s knowledge, threatened against or by the Licensor, relating to the Patent Rights and Licensed Science, nor is there any order of any Governmental Authority or arbitrator pending against the Licensor, or, to the Licensor’s knowledge threatened against Licensor, the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by the Licensor or the Licensor’s obligations under this Agreement.

3.2               Licensee Representations. The Licensee represents, warrants, acknowledges, covenants and agrees that:

(a)                Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)                Licensee has full corporate power and authority to execute and deliver, and enter into, this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of Licensor enforceable against Licensee in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally

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affecting creditors’ rights. Licensee has obtained approval by its board of directors and shareholders, as applicable, for the execution of this Agreement and the consummation of the transactions contemplated hereby. No other consent, authorization, order or approval is required in connection with the execution and delivery by Licensee of this Agreement.

(c)                The execution, delivery, and performance by the Licensee of this Agreement will not violate, conflict with, result in any breach of, or constitute a default under (i) the Licensee’s organizational and governing documents, or (ii) any law.

(d)                There is no Proceeding, at law or in equity, pending against the Licensee, or, to the Licensee’ knowledge, threatened against the Licensee, nor is there any order of any Governmental Authority or arbitrator pending against the Licensor, or, to the Licensor’s knowledge threatened against Licensor, the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by the Licensee or the Licensee’s obligations under this Agreement.

(e)                The Licensee has been given an opportunity to conduct sufficient due diligence with respect to all matters pertaining to this Agreement and has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and accepts all risks inherent under this Agreement

4.                   Consideration. In consideration of rights and license granted to Licensee under this Agreement, Licensee will pay the following consideration to Licensor:

4.1               Common Stock Issuance. 210,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”) of the Licensor, which shares have been issued and represent 70% of the current authorized shares of Common Stock of the Licensee. The Common Stock issued to Licensor is subject to forfeiture pending the completion of the lab testing to be performed pursuant to Section 4.2 below. The results of the lab testing must meet or exceed previously made representations of the Inventor and Licensor as to efficacy and costs, and otherwise be reasonably acceptable to Licensee relative to its business and profit goals with respect to the Licensed Science. In the event the lab testing does not meet or exceed the prior representations and warranties of Licensor as to efficacy, such forfeiture shall be proportional to the actual efficacy compared to the promised efficacy represented by Licensor. For illustrative purposes only, should the lab testing show efficacy that is 50% of the promised efficacy, then Licensor will be obligated to forfeit 50% of the shares of Common Stock provided for above.

4.2               Lab Testing and Payment. In addition to the Common Stock set forth in Section 4.1 above, Licensee agrees to make a one-time payment of $3,500,000 U.S. dollars upon successful completion of the lab testing of the Patent Rights and Technology Rights. A successful completion of the specified lab testing is a condition precedent Licensee’s obligation to make such payment. The specifications and requirements for successful lab testing is described and set forth on Exhibit 1 attached hereto and incorporated herein and made a part hereof. Upon the delivery and acceptance of the test results satisfactory to Licensee, and the provision of a certificate of Licensor as the accuracy and completeness of the test results provided, Licensee shall make the payment required under this Section 4.2, via wire or check as instructed in writing by Licensor within ten (10) business days of receipt by Licensee of the tests result showing successful completion and certification. Notwithstanding the foregoing, Licensee payments under this Section 4.2 will be offset and reduced by the amount of all payments made by Licensee to Dr. Peter Whitten.

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5.                   Reports and Plans. Licensee will provide updates regarding activities and plans through its reporting as a registered company under the Securities and Exchange Act of 1934, as amended, and the applicable rules of the OTC Markets Pink Sheets or such other market where the Licensor’s stock is listed and traded, when required.

6.                   Payments. All cash amounts referred to in this Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. All payments to Licensor will be made in U.S. dollars by check or wire transfer, at Licensor’s election (Licensee to pay all wire transfer fees). Cash amounts that are not paid by Licensee when due will accrue a late charge from the due date until paid, at a rate equal to one percent (1.0%) per month (or the maximum allowed by law, if less).

7.                   Patent Expenses and Prosecution. Licensee will be responsible for the strategy and its execution for the prosecution and maintenance of all Patent Rights in the Territory, whereas Licensor will be responsible for the payment or reimbursement of all related expenses incurred in connection therewith, as set forth in more detail below.

7.1               Patent Expenses. Licensor will pay all the expenses for filing, prosecuting, defending and maintaining Patent Rights in the Territory, and all such future expenses (“Patent Expenses”). Should Licensor incur such expenses in connection with the Patent Rights but is unwilling or unable to pay the same, Licensee may pay such Patent Expenses directly and seek reimbursement from Licensor for the same.

7.2               Direction of Prosecution. Licensee will develop a strategy for the prosecution and maintenance of Patent Rights in the Territory. Licensee will provide copies of all documents prepared by the Prosecution Counsel for submission to governmental patent offices to Licensor for review and comment prior to filing, to the extent practicable under the circumstances, however, (a) Licensee will maintain final authority in all decisions regarding the prosecution and maintenance of the Patent Rights in the Territory, and (b) the Prosecution Counsel remains counsel to Licensee.

7.3               Ownership. All patent applications and patents obtained by Licensee for the Patent Rights in the Territory will be in the name of Licensee and owned by Licensee.

7.4               Foreign Filings. In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign (i.e., non-U.S.) countries in the Territory as Licensee so determines in its sole and absolute discretion. In addition, with respect to pending patent application in the United Kingdom and the PCT Application, Licensor shall remain responsible for the prosecution of such applications and all expenses incurred by Licensor for filing, prosecuting, defending and maintaining the Patent Rights related to the same.

8.                   Term and Termination.

8.1               Term. Unless earlier terminated as provided herein, the term of this Agreement is from the Effective Date until the expiration of all patents issued under Patent Rights (if any) and the cancellation, withdrawal, or express abandonment of all patent applications under Patents Rights (if any). Notwithstanding the foregoing, the license granted to Licensee under this Agreement for Licensed Science that is not subject to an expiration of a Patent Right shall continue in perpetuity.

8.2               Termination by Licensee. Licensee, at its option, may terminate this Agreement, provided Licensee is not in default on any of its obligations under this Agreement, by providing Licensor

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written notice of intent to terminate, which such termination will be effective 90 days following receipt of such notice.

8.3               Termination by Licensor. Licensor may immediately terminate this Agreement, or Licensee's rights with respect to any part of Licensed Science, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)                Licensee is in breach of any payment provision of this Agreement, and does not cure such breach within 60 days after delivery of written notice from Licensor; or,

(b)                Licensee, or its Affiliate or Sublicensee, initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assists a third party in pursuing such a proceeding or action, unless Licensee, or its Affiliate or Sublicensee, is required to do so based on a court order or other governmental ruling.

8.4               Other Conditions of Termination. This Agreement will terminate immediately without the necessity of any action being taken by Licensor or Licensee: (a) if Licensee becomes bankrupt or insolvent; (b) Licensee ceases its business operations; (c) Licensee makes an assignment for the benefit of creditors; or (d) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise.

8.5               Effect of Termination. If this Agreement is terminated for any reason:

(a)                Licensee, any Affiliates and (subject to Section 8.5(b) any Sublicensee), shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing any Licensed Service by the effective date of termination;

(b)                All rights and licenses of Sublicensees shall terminate upon termination of this Agreement; provided however, if the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee applicable to Sublicensee and provides Licensor with written notice thereof within 30 days after termination of this Agreement, then such Sublicense Agreement shall survive in accordance with its terms;

(c)                Nothing in this Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(d)                The provisions of Sections 3 (Representations), 9 (Confidentiality), 10 (Infringement and Litigation), 12 (Disclaimers), 13 (Limit of Liability), 14 (Indemnification), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) shall survive any termination or expiration of this Agreement. In addition, the provisions of Section 4 (Consideration), and Section 7.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of this Agreement.

9.                   Confidentiality.

9.1               Definition. For the purpose of this Section 9, “Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided

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by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under this Agreement.

9.2               Protection and Marking. All Confidential Information disclosed by Disclosing Party in tangible form, and marked “confidential” and forwarded to the Receiving Party, or if disclosed orally is designated as confidential at the time of disclosure:

(a)                is to be held in strict confidence by the Receiving Party;

(b)                is to be used by the Receiving Party only as authorized in this Agreement; and

(c)                shall not be disclosed by the Receiving Party, its agents or employees without the prior written consent of the Disclosing Party or as authorized in this Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under this Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, professional advisors and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. The Receiving Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the Disclosing Party’s Confidential Information as Receiving Party uses to protect its own Confidential Information, but always at least a reasonable degree of care.

9.3               Confidentiality of Terms of Agreement. Neither Party shall disclose to any third party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement:

(a)                to professional advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 9; and

(b)                to the extent necessary to comply with applicable laws and court orders. Notwithstanding the foregoing, the existence of this Agreement shall not be considered Confidential Information.

9.4               Disclosure Required by Court Order or Law. If the Receiving Party is required to disclose Disclosing Party's Confidential Information, or any terms of this Agreement, pursuant to the order or requirement of a court, administrative agency or other governmental body or applicable law, the Receiving Party may disclose such Confidential Information or terms to the extent required, provided that the Receiving Party shall use reasonable efforts to provide the Disclosing Party with reasonable advance notice thereof to enable the Disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to this Section 9.

9.5               Copies. The Receiving Party shall not copy or record any of the Confidential Information of the Disclosing Party, except as reasonably necessary to exercise its rights or perform its obligations under this Agreement, and for archival and legal purposes.

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9.6               Continuing Obligations. Subject to the exclusions listed in Section 9.7, the Parties’ confidentiality obligations under this Agreement will survive termination of this Agreement and will continue for a period of five (5) years thereafter.

9.7               Exclusions. Information shall not be considered Confidential Information of a Disclosing Party under this Agreement to the extent that the Receiving Party can establish by competent written proof that such information:

(a)       Was in the public domain at the time of disclosure;

(b)       Later became part of the public domain through no act or omission of the Receiving Party, its employees, agents, successors or assigns in breach of this Agreement;

(c)       Was lawfully disclosed to the Receiving Party by a third party having the right to disclose such information not under an obligation of confidentiality;

(d)       Was already known by the Receiving Party at the time of disclosure; or

(e)       Was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

9.8               Copyright Notice. The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder.

9.9               No Limitation on Licensor’s or Licensor’s Publication Rights. Nothing in this Section 9 shall be construed to limit Licensor’s reserved right to publish the scientific findings from research related to Licensed Science, as set forth in Section 2.1(b)(i) and 2.1(b)(ii).

10.               Infringement and Litigation.

10.1           Notification. If Licensor or Licensee becomes aware of any infringement or potential infringement of Patent Rights in the Field, each Party shall promptly notify the other of such in writing.

10.2           Licensee’s Enforcement Rights. Licensee shall enforce the Patent Rights against any infringement by a third party in the Field. Licensee shall provide Licensor with written notice of its intent to file an infringement lawsuit at least twenty (20) days before filing. Licensor shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensor in providing cooperation or joining as a party as provided in Section 10.4. Any monetary recovery for actual damages or punitive or enhanced damages in excess of Licensor’s documented, third-party expenses in enforcing the Patent Rights, shall be shared in equal parts by Licensee and Licensor

10.3           Licensor’s Enforcement Rights. If Licensee does not file suit within six (6) months after a written request by Licensor to initiate an infringement action against an infringer in the Field, then Licensor shall have the right, in their sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement. If Licensor pursues such infringement action, Licensor may, as part of

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the resolution thereof, grant non-exclusive license rights to the alleged infringer notwithstanding Licensee’s exclusive license rights.

10.4           Cooperation between the Parties. In any infringement suit or dispute, the Parties shall cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access, after reasonable advance notice and subject to any confidentiality obligations (including but not limited to restrictions on access to patient information), to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours. If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor's prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor. With regard to payment of expenses, Licensor will make full payment to Licensee within thirty (30) days after receipt of documented, third-party expenses from Licensor.

11.               Export Compliance.

11.1           Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic in Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to):

(a)                ITAR and EAR product/service/data-specific requirements;

(b)                ITAR and EAR ultimate destination-specific requirements;

(c)                ITAR and EAR end user-specific requirements;

(d)                Foreign Corrupt Practices Act; and

(e)                anti-boycott laws and regulations.

11.2           Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Service (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), or re-export (including any deemed re-export) the Licensed Products and Licensed Service (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations.

11.3           Licensee will include a provision in its agreements, substantially similar to this Section 11, with its Sublicensees, third party wholesalers and distributors, third party manufacturers, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.4           Licensee will also comply with all then-current laws and regulations of non-U.S. countries in the Territory with respect to any export or import of Licensed Products and Licensed Service.

11.5           Licensee will not export Licensed Products outside of the Territory.

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12.               Disclaimers. Licensee acknowledges and agrees that Licensor makes no representations or warranties of any kind, express or implied, including, without limitation, as to the Licensed Products or Licensed Service, or as to the operability or fitness for any use or particular purpose, merchantability, safety, approvability by regulatory authorities, patentability, and/or breadth of Patent Rights. Licensor makes no representation as to whether any patent within the Patent Rights is valid, or as to whether there are any existing patents now held, or which will be held, by others that might be required for use of Patent Rights in the Field. Licensor makes no representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others. Nothing in this Agreement will be construed as conferring, by implication, estoppel or otherwise, any license or rights to any patents or technology of Licensor other than the rights and license granted to Licensee under this Agreement.

13.               Limit of Liability.

13.1           In no event shall Licensor or its respective inventor, directors, officers, employees, agents or affiliated enterprises, be liable for any indirect, special, consequential, incidental, exemplary, or punitive damages (including, without limitation, damages for loss of profits or revenue) arising out of or in connection with this Agreement or its subject matter, regardless of whether the foregoing or any party hereto knows or should know of the possibility of such damages.

13.2           Other than for claims against Licensee for indemnification (Section 14) or for misuse or misappropriation or infringement of Licensor's intellectual property rights, Licensee or its respective inventor, directors, officers, employees, agents or affiliated enterprises will not be liable to Licensor for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or revenue) arising out of or in connection with this agreement or its subject matter, regardless of whether Licensee knows or should have known of the possibility of such damages.

14.               Indemnification.

14.1           Indemnification Obligation. Subject to Section 14.2, Licensee shall hold harmless, defend and indemnify Licensor and its respective directors, officers, employees, and agents (each an “Indemnified Party”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively the “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, or any other damage or loss arising out of or in connection with this Agreement, or the exercise or practice by or under authority of Licensee, its affiliates or their Sublicensees, or third party wholesalers or distributors, or third parties who purchase a Licensed Product or Licensed Service, of the rights granted to Licensee by Licensor under this Agreement.

14.2           Conditions of Indemnification. Licensee shall have no responsibility or obligation under Section 14.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct of Licensor. Obligations to indemnify and hold harmless under Section 14.1 are subject to: (a) the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) the Indemnified Party providing the assistance reasonably requested by Licensee, at Licensee’s expense.

15.               Assignment. This Agreement may be assigned by Licensee, in whole or in part, in its sole and absolute discretion, with written notice to Licensor of each occurrence of the same naming the party(ies) and the extent to which Licensee remains liable for the obligations of Licensee under this Agreement.

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16.               Marking and Compliance.

16.1           Patent Markings. Licensee shall assure that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, that the accompanying outer box or product insert for Licensed Products is marked accordingly.

16.2           Governmental Approvals and Marketing of Licensed Products and or Licensed Service. Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3           Foreign Registration and Laws. Licensee shall register this Agreement with any foreign governmental agency that requires such registration and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting this Agreement or the Sale of Licensed Products and Licensed Service to the extent there is no conflict with United States law, in which case United States law will control.

17.               Use of Name. Licensee will not use the name, trademarks or other marks of Licensor, or any of its respective employees, without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website and internal reports without prior consent.

18.               Notices. Any notice of the Parties required or permitted to be given or made under this Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the mailing address set forth below (unless changed by written notice pursuant to this Section 18.

Notices to Licensee:	Notices to Licensor:
Bahku Holdings, Corp. Attn: Thomas Emmitt, CEO One World Trade Center Suite 130 Long Beach, CA 908318	Cell Science Holding, Ltd. Attn: Demetri Michalakis Panteli Katelari 18A Agios Ioannis Limassol, G4 3012 Cyprus

Each Party shall update the other Party in writing with any changes in its contact information.

19.               General Provisions.

19.1           Binding Effect. This Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2           Construction of Agreement. Headings are included for convenience only and will not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

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19.3           Counterparts and Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

19.4           Governing Law; Jurisdiction and Venue. This Agreement will be construed and enforced in accordance with laws of the U.S. and the State of California, without regard to any choice of law and/or conflicts of law principles which would otherwise refer to and apply the laws of another jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the other agreements referred to herein, shall be instituted in the federal courts of the United States of America or the Superior Courts of the State of California, in each case located in the County of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

19.5           Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby.

19.6           Modification. Any modification of this Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by e-mail communications.

19.7           Severability. If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable

19.8           Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any person, other than the Parties and their permitted successors and assigns.

19.9           Waiver. Neither Party will be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

19.10       Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

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19.11       Force Majeure.

(a)       “Event of Force Majeure” means an event beyond the control of the Parties, which prevents a Party from complying with any of its obligations under this Agreement, including but not limited to: (i) act of God (such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods); (ii) war, hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilization, requisition, or embargo; (iii) rebellion, revolution, insurrection, or military or usurped power, or civil war; (iv) contamination by radio-activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly; (v) riot, commotion, strikes, go slows, lock outs or disorder; or (vi) acts or threats of terrorism.

(b)       Neither Party shall be considered in breach of this Agreement to the extent that performance of their respective obligations (excluding payment obligations) is prevented by an Event of Force Majeure that arises after the Effective Date.

20.               No Other Promises and Agreements; Representation by Counsel. Licensee represents and acknowledges that except as explicitly set forth in this Agreement, Exhibit 1 hereto, or respective patent applications and due diligence materials provided by Licensor to Licensee, Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date first above written.

LICENSOR:

Cell Science Holding Ltd.

By: /s/ Demetri Michalakis
______________________________	Date: December 31, 2019
Name: Demetri Michalakis
Title: Director

LICENSEE:

Bakhu Holdings, Corp.

By: /s/ Thomas K. Emmitt
______________________________	Date: December 31, 2019
Name: Thomas K. Emmitt
Title: CEO

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EXHIBIT 1

LAB TESTING REQUIREMENTS FOR SECTION 4.2

Planned demonstration of application of proprietary science and processes at commercial scale within standards of agreed efficacy.

The Parties (as defined therein) to that certain Amended and Restated Patent and Technology License Agreement (the “Agreement”) all agree that a commercial scaled demonstration of the Licensed Science, as defined in the Agreement, is necessary to satisfy the claims of the inventor, and to set the economic value of the transaction which contemplates a cash and equity payment to the inventor.

To this specific end, the Parties agree that the “lab testing” referred to in Section 4.2 of the Agreement shall have the following attributes, and target delivering the results set forth hereinbelow, and the delivery of such results shall demonstrate, for purposes of this Exhibit and the terms of the Agreement, acceptable “efficacy” of the proprietary science underlying the Licensed Science for commercial and licensing purposes. (hereinafter “Efficacy Demonstration”).

The “Science Team” as referenced in this Exhibit consists of professional scientists from Mentone Ltd., a corporation organized under the laws of the United Kingdom, which is owned by Dr. Peter Whitton, Geoffrey Dixon and Karl Watkin.

Overall objective: The end product, in quantity, and quality shall meet the representative claims, oral and written, summarized below:

A.	Representative Claims and Proposed Actions and Duties of the Inventor:

1.	General Claim: The Licensed Science and processes may be utilized to dissect a cell of a cannabis donor plant that has a measurable THCG and CBDG percentage level, and thereafter grow duplicate cells in a laboratory commercial application over a combined period of 18 to 24 weeks, so that each grow process, utilizing a 5,000 liter bioreactor will produce, after filtering, and drying, 90 KG or 187 pounds of powdered cells with the same percentage of THCG and CBDG as the donor cell.

2.	Specific Claim: The Licensed Science may be utilized to dissect a donor cell from a cannabis plant, with a lab tested and verified beginning THCG and CBDG levels, re-produce that cell to a flask level within six to eight weeks, and thereafter reproduce that cell culture from flask to a 50 liter seed culture to be added to a 5000 liter bioreactor (or in alternative, five 1000 liter disposable bioreactor containers) with the 50 liter of cells containing the identical levels of THCG and CBDG as the original donor cell.

3.

Specific Claim: The Licensed Science processes may be utilized to add a 50 liter seed culture to a 5,000 liter medium culture, and in approximately six to eight weeks of cell growth process, harvest through a process of filtering, approximately 500 liters of production cells, which are then laboratory dried to approximately 90KG (187 lbs.) of powdered cells, and these end product dried cells shall contain the same THCG and CBDG percentages as the donor cell, and the cells in the 50 liter seed culture originally added to the bioreactor(s) at the beginning of the growth cycle. (Section 2 and 3 combined as the “Efficacy Demonstration”).

Exhibit 1 - Page 1

4.	Specific Claim: The Science Team, and their retained professionals can design a commercial production laboratory, which shall be sized initially at two (2) bioreactors of 5,000 liters each (potentially comprised of five (5) 1,000 liter disposable bioreactor bladders), and all necessary supporting equipment for the laboratory, and the production facility (as needed for mixing, seed culturing, sterilization, drying, and packing) and thereafter oversee the construction and testing of such a facility, and coincidently, prepare all necessary handbooks and supporting process documentation, that will result in a documented demonstration of the commercialization of the science process more fully described in Section 1 above.

5.	Specific Claim: The Science Team, and their retained professionals and contractors will oversee the construction and equipping of the proposed laboratory, and production facility in a site selected and provided by Licensee, including the selection of all equipment and supporting material necessary to complete the laboratory and production facility to the written standards of the Science Team.

6.	Specific Duties: The equipment, necessary contractors, labor, permits, insurance, and improvements to procure and prepare the lab and production facility will be paid for and owned by Licensee. Additionally, all supplies, utilities, security, and any fees or expenses common to operation of a lab and a production facility shall be paid by Licensee during the Efficacy Demonstration.

7.	Specific Duty: The Science Team and their retained professionals will administer any testing, adjusting, and operational exercise required to ready the laboratory and production facility for this specific “efficacy demonstration.”

8.	Specific Duty: The Science Team will select the plant(s) to be utilized as the donor plants for the Efficacy Demonstration from a resource provided by Licensee.

9.	Specific Duty: The Science Team will dissect and test the “donor” cell for the level of THCG and CBDG.

10.	Specific Duty: The Science Team will distribute selected cells to a third-party lab to affirm the percentage of THCG and CBDG in the donor cells at the initiation of the culture growing process, with the lab test cost paid by Licensee.

11.	Specific Duty: The Science Team will dissect and grow the flask of cells, which will then be utilized to grow the 50 liters of cells for Bioreactor One Production cycle, and when this process is complete, begin the cell production cycle for Bioreactor One.

Exhibit 1 - Page 2

12.	Specific Duty: The Science Team will dissect and grow the flask of cells, which will be utilized to grow the 50 liters of cells for Bioreactor Two Production cycle, and when this process is complete, begin the cell production cycle for Bioreactor Two. It is assumed that the Science Team may make adjustments to the processes utilized for the second demonstration utilizing Bioreactor Two.

13.	Specific Duty: At the end of the production cycle, the Science Team will harvest the production cells from each bioreactor, filter the harvested cells, dry the harvested cells, and test the end product cells for to ascertain if the desired result as set forth in Section One has been achieved.
14.	Specific Duty: The Science Team shall make available to a third-party test lab of Licensee’s choosing sufficient quantities of the produced harvested and dried cells from Bioreactor One process and Bioreactor Two process to allow that third party testing lab to verify the stated claims and representations of the Science Team lab tested results.

15.	Specific Agreement: Only the third-party lab tested results shall be utilized to ascertain if the claims of the Science Team are verified.

16.	Specific Agreement: The third-party lab tested results from the second bioreactor test of the Licensed Science process shall be utilized to determine efficacy of the Licensed Science process unless the results from Bioreactor One test prove superior to Bioreactor Two test.

17.

Specific Detail on the Acceptable “Standard Result”: The efficacy demonstration of the Licensed Science and process as set forth generally in Section 1 above, which results in: (a) the cells produced, harvested and dried during the full cycle of the Science process contain at least 90% of the levels of THCG and CGDG as the donor cell, with this result affirmed by a third party testing lab, and (b) this result is achieved at a projected utility and supplies cost of $.10 per graham, shall be considered an Acceptable Standard Result.

This result, for purposes of this Agreement, is the “Standard Result” claimed by the inventor and acceptable to the Parties.

18.	Specific Agreement: Any result with a variance (a) in either a reduced percentage of THCG, and/or CBDG, or both, or (b) a measurable increase in cost, with the aforementioned Standard Result will trigger a pro-rata reduction in the consideration to be paid as set forth in Section 4.1 of the Agreement, and in the number of shares of Licensee to be issued to the Licensor, as set forth in Section 4.1 of the Agreement with the exact percentage to be issued set forth in that table below.

19.	Specific Notice: Results at significant variation with the “Standard Result” devalue the science for licensing and production purposes, and depending on the variation, render the science commercially valueless.

20.	Specific Agreement: The Parties agree to the table below as the guideline for affirmation of, and or reduction of price paid in cash and equity to Cell Science under this Agreement.

Exhibit 1 - Page 3

21.	Issuance of shares to Licensor. The proposed issuance of Common Shares (as defined in the Agreement) as well as the prospect of a “ratchet” reduction in Licensee Common Shares is agreed by the Parties as follows.

In the event the Efficacy Demonstration meets the percentage set forth below, Licensee will issue and deliver shares to Licensor as noted per the terms of this Agreement.

% target achieved	100	90	80	70	60	50
% shares issued	100	100	90	70	60	50

For any result of less than 50% efficacy, no shares of Licensee shall be issued at the end of the first Efficacy Demonstration test period.

Extension of the Efficacy Demonstration Period: In the event that anything less than a 90% Efficacy Demonstration is achieved during the test, it is agreed by the Parties that Science Team may extend the efficacy test period, adding an additional test cycle with one or both bioreactors, and make adjustments to their proprietary process to attempt to achieve the claimed results and achieve a 90% Efficacy Demonstration.

For that period that this expanded test is in process, any of the unissued shares for achieving less than a 90% Efficacy Demonstration, shall be reserved and held by Licensee for potential issuance if the expanded tests improve the efficacy results. This is agreed so that the Science Team may attempt to improve the results by potentially working the remaining “bugs” in the system so improvements in yield may occur.

From the Science Team. “This (extension whilst unissued shares remain reserved but unissued) is because as this is a new process and cannot be expected to work perfectly as soon as it is turned on but will inevitably have a few teething problems to overcome until we get full efficiency.”

LICENSOR:

Cell Science Holding Ltd.

By: /s/ Demetri Michalakis

______________________________ Date: December 31, 2019

Name: Demetri Michalakis

Title: Director

LICENSEE:

Bakhu Holdings, Corp.

By: /s/ Thomas K. Emmitt

______________________________ Date: December 31, 2019

Name: Thomas K. Emmitt

Title: CEO

Exhibit 1 - Page 4